EXHIBIT 99 For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Achieves Double-Digit Revenue Growth in Second Quarter

Launches Industry Leading Proprietary VR Platform

Initiates Quarterly Dividend; Expands Share Repurchase Authorization by $100 million

DALLAS, September 14, 2018 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its second quarter 2018, which ended on August 5, 2018.

Key highlights from the second quarter 2018 compared to the second quarter 2017 include:

▪	Total revenues increased 13.7% to $319.2 from $280.8 million, or 11.4% on a comparable week basis*
▪	Launched Jurassic World VR Expedition on our industry-leading proprietary platform.
▪	Opened five new stores compared to four new stores
▪	Comparable store sales decreased 2.4%
▪	Net income of $33.8 million, or $0.84 per diluted share, vs. net income of $30.4 million, or $0.71 per diluted share
▪	EBITDA increased 17.1% to $75.0 million from $64.0 million, or 6.7% on a comparable week basis, and excluding the 2017 litigation settlement expense** in Q2 2017
▪	Adjusted EBITDA increased 16.7% to $82.4 million from $70.6 million, or 7.4% on a comparable week basis, and excluding the 2017 litigation settlement expense** in Q2 2017
▪	On September 11, 2018, adopted new capital allocation initiatives
▪	Initiated a quarterly cash dividend of $0.15 per share
▪	Expanded share repurchase authorization by $100 million
▪	Brian A. Jenkins, Chief Executive Officer, has been appointed to the Company’s Board of Directors effective September 13, 2018

*Comparable week basis: Fiscal 2017 was a 53-week year, resulting in a one-week calendar shift in fiscal year 2018. During the second quarter of 2018, this calendar shift had a favorable impact on total revenue of $5.7 million, EBITDA of $3.7 million, and Adjusted EBITDA of $3.6 million due to seasonality (one extra higher-volume “summer week” this year versus last year).

**2017 litigation settlement expense: During the second quarter 2017, we recorded a $2.6 million litigation settlement expense within general and administrative expenses ($1.6 million net of taxes or $0.04 per diluted share).

“We delivered meaningful sequential improvement in comparable store sales and double-digit revenue growth during the second quarter. We are pleased with the strong guest response to our proprietary VR platform and look forward to building on this momentum. Our team is laser-focused on executing on our key strategic priorities to drive further improvement in performance. Meanwhile, our new stores are tracking well and we remain well-positioned to capitalize on the long-term opportunity to more than double our store base in the US and Canada,” said Brian Jenkins, Chief Executive Officer.

“We are raising guidance on key metrics in light of our second quarter results. We are excited to be in a strong financial position to return value to shareholders, including the just announced cash dividend and increased share repurchase authorization, while continuing to invest in future growth initiatives,” said Joe DeProspero, Interim Chief Financial Officer.

Quarterly Dividend

On September 11, 2018, the Company’s Board of Directors initiated a quarterly cash dividend of $0.15 per common share, payable on October 10, 2018 to shareholders of record on September 25, 2018.

Additional Share Repurchase Authorization

On September 11, 2018, the Board increased the Company’s total share repurchase authorization $100 million and extended the share repurchase program through the end of fiscal 2020. All other terms of the share repurchase program remain in effect. During the second quarter of 2018, we repurchased approximately 729,000 shares for $33.7 million, with an additional 212,000 shares for $11.3 million through September 11, 2018 during the third quarter. As of the same date, cumulatively, we had repurchased 4.8 million shares for $253.1 million. Including the additional authorization, we now have approximately $146.9 million available for share repurchases.

Brian A. Jenkins Appointed to Board of Directors

The Board appointed Brian A. Jenkins, Chief Executive Officer, to the Company’s Board of Directors effective September 13, 2018. Dave & Buster’s Board of Directors now consists of nine members inclusive of his appointment.

Review of Second Quarter 2018 Operating Results Compared to Second Quarter 2017

Total revenues increased 13.7% to $319.2 million from $280.8 million in the second quarter 2017, or 11.4% on a comparable week basis. Across all stores, Food and Beverage revenues increased 9.7% to $130.2 million from $118.7 million and Amusement and Other revenues increased 16.6% to $188.9 million from $162.1 million. Food and Beverage represented 40.8% of total revenues while Amusements and Other represented 59.2% of total revenues in the second quarter 2018. In last year’s second quarter, Food & Beverage represented 42.3% of total revenues while Amusements and Other represented 57.7% of total revenues.

Comparable store sales decreased 2.4% in the second quarter 2018 compared to a 1.1% increase in the same period last year. Our comparable store sales decline was driven by a 2.6% decrease in walk-in sales and a 0.1% increase in special events sales. Comparable store sales in Amusements & Other decreased 1.2% and in Food & Beverage decreased 4.1%. Non-comparable store revenues increased $39.3 million, or 99.6% in the second quarter 2018 to $78.8 million, also on a comparable week basis.

Operating income increased to $45.9 million in the second quarter of 2018 from $39.2 million in last year's second quarter. As a percentage of total revenues, operating income increased 50 basis points to 14.4% from 13.9%.

Net income was $33.8 million, or $0.84 per diluted share (40.3 million diluted share base) in the second quarter of 2018 compared to $30.4 million, or $0.71 per diluted share (42.8 million diluted share base) in the second quarter of 2017.

EBITDA increased 17.1% to $75.0 million in the second quarter of 2018 from $64.0 million in the second quarter of 2017. As a percentage of total revenues, EBITDA increased 70 basis points to 23.5% from 22.8%. On a comparable week basis, and excluding the 2017 litigation settlement expense, EBITDA increased 6.7% and as a percentage of total revenue was down 100 basis points.

Adjusted EBITDA increased 16.7% to $82.4 million in the second quarter of 2018 from $70.6 million in the second quarter of 2017. As a percentage of total revenues, Adjusted EBITDA increased 70 basis points to 25.8% from 25.1%. On a comparable week basis, and excluding the 2017 litigation settlement expense, Adjusted EBITDA increased 7.4% and as a percentage of total revenue, was down 100 basis points.

Store operating income before depreciation and amortization increased 11.4% to $95.1 million in the second quarter 2018 from $85.3 million in last year's second quarter. As a percentage of total revenues, Store operating income before depreciation and amortization decreased 60 basis points to 29.8% from 30.4%.

Development

In fiscal 2018, we remain on track to open 14 to 15 new stores, representing 13% to 14% unit growth. At the top end of the range, these store openings include 11 large, two small and two 17K format stores, and will skew towards new markets for our brand. We currently have eight stores under construction.

We opened five stores during the second quarter in Salt Lake City, Utah (a new state for us); Massapequa, New York; Torrance, California; Staten Island, New York; and Northridge, California.

Financial Outlook

We are raising guidance on key metrics for fiscal 2018, which ends on February 3, 2019:

▪	Total revenues of $1.230 billion to $1.255 billion (vs. $1.200 billion to $1.240 billion previously)
▪	Comparable store sales (on a comparable 52-week basis) decrease of low single-digits (vs. decrease in the low to mid-single digits previously)
▪	14 to 15 new stores (unchanged)
▪	Net income of $101 million to $111 million (vs. $95 million to $110 million previously)
▪	Effective tax rate of approximately 24% (unchanged) and diluted share count of approximately 40.3 million shares (vs. 40.5 million previously)
▪	EBITDA of $263 million to $277 million (vs. $255 million to $275 million previously)
▪	Total capital additions (net of tenant improvement allowances and other landlord payments) of $179 million to $189 million (unchanged)

Conference Call Today

Management will hold a conference call to discuss these results today at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). The conference call can be accessed over the phone by dialing (323) 794-2423 or toll-free (800) 289-0438. A replay will be available after the call for one year beginning at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 8904435.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 117 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 38 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	August 5, 2018	February 4, 2018
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$22,398	$18,795
Other current assets	80,046	76,112

Total current assets	102,444	94,907

Property and equipment, net	776,242	726,455

Intangible and other assets, net	376,171	375,668

Total assets	$1,254,857	$1,197,030

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$216,645	$207,825

Other long-term liabilities	250,428	216,310

Long-term debt, net	346,859	351,249

Stockholders' equity	440,925	421,646

Total liabilities and stockholders' equity	$1,254,857	$1,197,030

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	August 5, 2018		July 30, 2017

Food and beverage revenues	$130,242	40.8%	$118,689	42.3%
Amusement and other revenues	188,946	59.2%	162,062	57.7%
Total revenues	319,188	100.0%	280,751	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	33,998	26.1%	30,473	25.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	21,558	11.4%	17,978	11.1%
Total cost of products	55,556	17.4%	48,451	17.3%
Operating payroll and benefits	73,736	23.1%	64,453	23.0%
Other store operating expenses	94,825	29.7%	82,529	29.3%
General and administrative expenses	14,764	4.6%	16,762	6.0%
Depreciation and amortization expense	29,049	9.1%	24,847	8.9%
Pre-opening costs	5,328	1.7%	4,546	1.6%
Total operating costs	273,258	85.6%	241,588	86.1%

Operating income	45,930	14.4%	39,163	13.9%

Interest expense, net	3,228	1.0%	2,063	0.7%

Income before provision for income taxes	42,702	13.4%	37,100	13.2%
Provision for income taxes	8,923	2.8%	6,744	2.4%
Net income	$33,779	10.6%	$30,356	10.8%

Net income per share:
Basic	$0.86		$0.73
Diluted	$0.84		$0.71
Weighted average shares used in per share calculations:
Basic shares	39,355,105		41,460,651
Diluted shares	40,280,301		42,830,873

Other information:
Company-owned and operated stores open at end of period	117		100

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	August 5, 2018		July 30, 2017

Net income	$33,779	10.6%	$30,356	10.8%
Add back: Interest expense, net	3,228		2,063
Provision for income taxes	8,923		6,744
Depreciation and amortization expense	29,049		24,847
EBITDA	74,979	23.5%	64,010	22.8%
Add back: Loss on asset disposal	431		239
Share-based compensation	1,626		2,386
Pre-opening costs	5,328		4,546
Other costs	26		(607)
Adjusted EBITDA	$82,390	25.8%	$70,574	25.1%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	August 5, 2018		July 30, 2017

Operating income	$45,930	14.4%	$39,163	13.9%
Add back: General and administrative expenses	14,764		16,762
Depreciation and amortization expense	29,049		24,847
Pre-opening costs	5,328		4,546
Store operating income before depreciation and amortization	$95,071	29.8%	$85,318	30.4%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	26 Weeks Ended		26 Weeks Ended
	August 5, 2018		July 30, 2017

Food and beverage revenues	$269,997	41.5%	$248,500	42.5%
Amusement and other revenues	381,381	58.5%	336,399	57.5%
Total revenues	651,378	100.0%	584,899	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	70,018	25.9%	63,175	25.4%
Cost of amusement and other (as a percentage of amusement and other revenues)	42,677	11.2%	34,261	10.2%
Total cost of products	112,695	17.3%	97,436	16.7%
Operating payroll and benefits	146,630	22.5%	129,643	22.2%
Other store operating expenses	188,165	28.9%	164,897	28.2%
General and administrative expenses	30,418	4.7%	31,740	5.4%
Depreciation and amortization expense	56,555	8.7%	48,775	8.3%
Pre-opening costs	12,381	1.9%	9,017	1.5%
Total operating costs	546,844	84.0%	481,508	82.3%

Operating income	104,534	16.0%	103,391	17.7%

Interest expense, net	6,085	0.9%	3,917	0.7%

Income before provision for income taxes	98,449	15.1%	99,474	17.0%
Provision for income taxes	22,520	3.4%	26,322	4.5%
Net income	$75,929	11.7%	$73,152	12.5%

Net income per share:
Basic	$1.92		$1.75
Diluted	$1.88		$1.69
Weighted average shares used in per share calculations:
Basic shares	39,525,263		41,744,101
Diluted shares	40,444,201		43,182,918

Other information:
Company-owned and operated stores open at end of period	117		100

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	August 5, 2018		July 30, 2017

Net income	$75,929	11.7%	$73,152	12.5%
Add back: Interest expense, net	6,085		3,917
Provision for income taxes	22,520		26,322
Depreciation and amortization expense	56,555		48,775
EBITDA	161,089	24.7%	152,166	26.0%
Add back: Loss on asset disposal	693		884
Share-based compensation	4,014		4,449
Pre-opening costs	12,381		9,017
Other costs	121		(375)
Adjusted EBITDA	$178,298	27.4%	$166,141	28.4%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	August 5, 2018		July 30, 2017

Operating income	$104,534	16.0%	$103,391	17.7%
Add back: General and administrative expenses	30,418		31,740
Depreciation and amortization expense	56,555		48,775
Pre-opening costs	12,381		9,017
Store operating income before depreciation and amortization	$203,888	31.3%	$192,923	33.0%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com